                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              MASCO CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                              MASCO CORPORATION
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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


                               MASCO CORPORATION

                              21001 Van Born Road
                             Taylor, Michigan 48180

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF MASCO CORPORATION:

     The Annual Meeting of Stockholders of Masco Corporation will be held at the offices of the Company, 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 20, 1998 at 10:00 A.M., Eastern daylight time. The purposes of the meeting, which are set forth in detail in the accompanying Proxy Statement, are:

     1. To elect three Class I Directors and to approve the appointment of one Class II Director and one Class III Director;

     2. To consider and act upon a proposal to amend Article Fourth of the Company's Certificate of Incorporation to increase the number of shares of the Company's authorized $1 par value common stock from 400,000,000 shares to 900,000,000 shares;

     3. To consider and act upon the ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1998; and

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to be present at the meeting, you are requested to sign and return the Proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Your prompt attention will be appreciated. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                              By Order of the Board of Directors

                                                          EUGENE A. GARGARO, JR.

                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary
April 28, 1998

                                PROXY STATEMENT


                       ANNUAL MEETING OF STOCKHOLDERS OF
                               MASCO CORPORATION

                                  May 20, 1998

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Masco Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 20, 1998 at 10:00 A.M., Eastern daylight time, and at any adjournment thereof.

     The expense of this solicitation will be borne by the Company. Solicitation will be by use of the mails, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Company, Inc. to assist in the solicitation of Proxies for a fee of $8,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record as of the close of business on March 27, 1998 will be entitled to vote at the Annual Meeting. On that date, there were 169,679,803 shares of Company Common Stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Company Common Stock entitles the holder to one vote. Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted toward the establishment of a quorum.


     The shares represented by the Proxy will be voted as instructed if received in time for the Annual Meeting. Any person signing and mailing the Proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Eugene A. Gargaro, Jr., Secretary) at its executive offices at 21001 Van Born Road, Taylor, Michigan 48180, or at the Annual Meeting. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 28, 1998.

                             ELECTION OF DIRECTORS


     The Board of Directors is divided into three classes. The term of office of the Class I Directors expires at this meeting and the Board of Directors proposes the re-election of Wayne B. Lyon, Arman Simone and Peter W. Stroh as Class I Directors. The Board of Directors has increased the number of Directors constituting the Board of Directors from eight to ten effective as of this Annual Meeting. Under the Company's Certificate of Incorporation, new positions are to be filled by the Board of Directors. The Board is filling these positions by appointment subject to stockholder approval at the Annual Meeting. The Board of Directors proposes the election of Raymond F. Kennedy and Thomas G. Denomme as Class II and Class III Directors, respectively.


     The Class I, Class II and Class III Directors will serve for terms expiring at the Annual Meeting of Stockholders in 2001, 1999 and 2000, respectively, or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of the above nominees unless a contrary direction is indicated. If prior to the meeting any nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.


     Assuming a quorum is present, Directors are elected by a plurality of the votes cast. The three nominees for Class I Directors who receive the largest number of votes cast will be elected as Class I Directors, the nominee for the Class II Director who receives the largest number of votes cast will be elected as a Class II Director and the nominee for the Class III Director who receives the largest number of votes cast will be elected as a Class III Director; therefore, shares not voted (whether due to abstention or broker non-vote) do not affect the election of Directors.


     Information concerning the nominees and continuing Directors is set forth below.


      NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------             -----------------------------------
CLASS I (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2001)

Wayne B. Lyon..........................  Mr. Lyon, 65, joined LifeStyle Furnishings
  Chairman, President and                International Ltd. in his present positions upon its
  Chief Executive Officer                formation in 1996. Previously, he served the Company
  of LifeStyle Furnishings               as a Group Vice President beginning in 1972, was
  International Ltd.                     named Executive Vice President and Chief Operating
  Director since 1988.                   Officer in 1974 and served as President and Chief
                                         Operating Officer from 1985 until 1996. Mr. Lyon is
                                         also a director of Comerica Incorporated, Furnishings
                                         International Inc. and Emco Limited. He is a trustee
                                         of Cranbrook Educational Community and a member of
                                         the Board of Governors of Cranbrook Schools.

      NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------             -----------------------------------
Arman Simone...........................  Mr. Simone, 70, is a founding director of the
  Retired President of Simone            Mind/Body Medical Institute at Harvard Medical School
  Corporation, commercial builders       and a founding director of the Laurens van der Post
  and developers. Director from          Foundation, London, England.
  1952 to 1969 and since 1972.

Peter W. Stroh.........................  Mr. Stroh, 70, served as Chairman of the Board and
  Retired Chairman and Chief             Chief Executive Officer of The Stroh Companies, Inc.
  Executive Officer of The Stroh         from 1990 until August, 1997. He served as the Chief
  Companies, Inc., parent company        Executive Officer of The Stroh Brewery Company from
  of The Stroh Brewery Company.          1980 until 1994 and as its Chairman from 1982 until
  Director since 1992.                   December 1997. He is a director of The Stroh Brewery
                                         Company and Apex Bioscience, Inc. He is also a
                                         director of Detroit Renaissance and the Detroit Eco-
                                         nomic Growth Corporation, as well as a member of the
                                         Board of Visitors, Nicholas School of the Environment
                                         at Duke University, a trustee of the Alcoholic
                                         Beverage Medical Research Foundation and a trustee of
                                         the McGregor Fund.
      CLASS II (NOMINEE FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 1999)
Raymond F. Kennedy.....................  Mr. Kennedy, 55, was elected President and Chief
  President and Chief Operating          Operating Officer of the Company in August 1996. He
  Officer of Masco Corporation.          joined the Company in 1978 as President of Delta
                                         Faucet Company and served as a Group President from
                                         1983 to 1989 when he was promoted to President --
                                         Building Products. In 1995 he became the Company's
                                         Executive Vice President. Previously, Mr. Kennedy
                                         held a number of positions at AMF, Inc., including
                                         Presidencies of Skamper Corp., and AMF's Wheel Goods
                                         Division. He serves as a director of Emco Limited.

      NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------             -----------------------------------
CLASS II (TERM TO EXPIRE AT THE ANNUAL MEETING IN 1999)

Verne G. Istock........................  Mr. Istock, 57, joined NBD Bank in 1963 and served as
  Chairman, President and Chief          Vice Chairman and director of NBD Bank and its parent
  Executive Officer of First             NBD Bancorp, from 1985 until he was named Chairman
  Chicago NBD Corporation.               and Chief Executive Officer in 1994. Upon the merger
  Director since 1997.                   of NBD and First Chicago Corporation in December
                                         1995, he was named President and Chief Executive
                                         Officer of First Chicago NBD Corporation and was
                                         elected Chairman in May 1996. He presently also
                                         serves as Chairman, Chief Executive Officer and a
                                         director of The First National Bank of Chicago. Mr.
                                         Istock is a director of Kelly Services, Inc., the
                                         Federal Reserve Bank of Chicago, the Bankers
                                         Roundtable and the International Monetary Con-
                                         ference. He is a director of Detroit Renaissance, The
                                         Economic Club of Detroit and the Illinois Business
                                         Roundtable and is a member of the Michigan Business
                                         Roundtable. Mr. Istock is also a director of the
                                         Chicago Council on Foreign Relations, a principal of
                                         Chicago United, a member of the Civic Committee of
                                         The Commercial Club of Chicago and The Economic Club
                                         of Chicago, and serves on the Board of Trustees of
                                         Northwestern University.
Joseph L. Hudson, Jr...................  Mr. Hudson, 66, was elected in 1956 as a trustee of
  Trustee, Hudson-Webber                 the Hudson-Webber Foundation and subsequently served
  Foundation. (philanthropic             as Chairman until 1996. Mr. Hudson was Vice President
  organization). Director                of the J.L. Hudson Company beginning in 1957, was
  since 1996.                            named President and Chief Executive Officer in 1961,
                                         and Chairman in 1972. Upon the merger of that company
                                         with Dayton's of Minneapolis in 1969, he served as
                                         Vice Chairman and director of the Dayton Hudson
                                         Corporation. He served as the first President and
                                         Chief Executive Officer of The Detroit Medical Center
                                         from 1985 until his retirement in 1990. Mr. Hudson is
                                         Vice President of the City of Detroit Arts
                                         Commission. He is founding chairman of the Community
                                         Foundation for Southeastern Michigan; Vice President
                                         of United Way Community Services; Active Honorary
                                         Trustee and founding Chairman of New Detroit, Inc.;
                                         and a director of Detroit Renaissance.

      NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------             -----------------------------------
John A. Morgan.........................  Mr. Morgan, 67, has been a partner in Morgan Lewis
  Partner, Morgan Lewis                  Githens & Ahn since founding that firm in 1982. From
  Githens & Ahn,                         1977 to 1982, he was Vice Chairman of Smith Barney,
  investment bankers.                    Harris Upham & Co., Inc., in charge of the firm's
  Director since 1969.                   merger and acquisition activities, a member of the
                                         executive committee and a director of Smith Barney
                                         International Inc. Prior to becoming Vice Chairman of
                                         Smith Barney, Mr. Morgan had been Senior Vice
                                         President in charge of the Corporate Finance
                                         Department. He is a director of Allied Digital
                                         Technologies Corp., Furnishings International Inc.
                                         and MascoTech, Inc. He also serves as a trustee of
                                         the Provident Loan Society of New York.
      CLASS III (NOMINEE FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2000)

Thomas G. Denomme......................  Mr. Denomme, 58, served as Vice Chairman and Chief
  Retired Vice Chairman and              Administrative Officer of Chrysler Corporation from
  Chief Administrative Officer of        1994 until he retired in December 1997 and has been a
  Chrysler Corporation.                  director of Chrysler Corporation since 1993. He
                                         joined Chrysler Corporation in 1980 and was elected
                                         Vice President -- Corporate Strategic Planning in
                                         1981, Executive Vice President -- Corporate Staff
                                         Group in 1991, and Executive Vice President and Chief
                                         Administrative Officer in 1993. Previously, he held a
                                         number of positions at Ford Motor Company, including
                                         Director, Marketing Policy and Strategy Office and
                                         Director, Sales Operations Planning. He is Chairman
                                         of the Board of Trustees of the University of
                                         Detroit-Mercy, Chairman of the Michigan Gaming
                                         Control Board and Immediate Past Chairman of the
                                         Michigan Thanksgiving Parade Foundation. Mr. Denomme
                                         is also a director of Pro-Air, Inc., William Beaumont
                                         Hospital and Operation Outreach, USA, a children's
                                         literacy program.

      NAME, PRINCIPAL OCCUPATION                       AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR             DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------             -----------------------------------
      CLASS III (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2000)

Richard A. Manoogian...................  Mr. Manoogian, 61, joined the Company in 1958, was
  Chairman of the Board and Chief        elected Vice President and a Director in 1964 and
  Executive Officer of the               President in 1968 and has served as Chairman and
  Company and Chairman of the            Chief Executive Officer since 1985. He has also
  Board of MascoTech, Inc.               served as Chairman and a director of MascoTech, Inc.
  Director since 1964.                   since its formation in 1984 and until January 1998 as
                                         its Chief Executive Officer. He was Chairman of the
                                         Board of TriMas Corporation from 1989 until it was
                                         acquired by MascoTech, Inc. in January 1998. He is
                                         also a director of First Chicago NBD Corporation, MSX
                                         International, Inc., Detroit Renaissance and The
                                         American Business Conference, president of the Board
                                         of Directors of the Detroit Institute of Arts and a
                                         trustee of the Archives of American Art (Smithsonian
                                         Institute), Center for Creative Studies, The Fine
                                         Arts Committee of the State Department, Trustees
                                         Council of the National Gallery of Art, Armenian
                                         General Benevolent Union, Detroit Investment Fund and
                                         Henry Ford Hospital.
Mary Ann Krey..........................  Ms. Krey, 50, joined Krey Distributing Company as
  Chairman and Chief Executive           Secretary in 1978 and has served Krey Distributing
  Officer of Krey Distributing           Company in her present positions since 1987. She also
  Company, beverage distribution         serves as a director of Commerce Bancshares, Inc.,
  firm. Director since 1997.             CPI Corporation and Laclede Gas Company. Ms. Krey is
                                         also a director of the St. Louis Children's Hospital,
                                         St. Louis Symphony and St. Louis Variety Club. She is
                                         an executive board member of United Way Community
                                         Services and a member of Washington University Board
                                         of Trustees. Ms. Krey received the Washington Univer-
                                         sity 1996 Distinguished Alumni Award and was named
                                         1994 Woman of the Year by the St. Louis Variety Club.


     Further information concerning MascoTech, Inc. is set forth in "Certain Relationships and Related Transactions."


     The Board of Directors held four meetings during 1997. The Audit Committee of the Board of Directors, consisting of Messrs. Hudson, Istock, Morgan and Stroh, held two meetings during 1997. It reviews and acts on or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Ms. Krey and Messrs. Simone and Stroh, held four meetings during 1997. It establishes and monitors executive compensation and administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans. The Nominating Committee of the Board of Directors, consisting of Messrs. Hudson, Lyon, Morgan and Stroh, was established to identify and consider candidates to serve as Directors of the Company. During 1997, the Committee members participated in several conferences relating to possible candidates. The Nominating Committee will consider candidates for nominees for election as Directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Company at the address appearing on the first page of this Proxy Statement.


COMPENSATION OF DIRECTORS


     In 1997, the Company implemented a compensation program to more closely align the compensation of Directors with the long-term interests of stockholders. As Company employees, Mr. Manoogian and Mr. Kennedy are not eligible for compensation as Directors. Under the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan") approved by stockholders at last year's Annual Meeting, one-half of the cash compensation previously paid to Directors has been replaced with an annual vesting of shares of restricted stock. For 1997, Directors received an annual cash fee of $25,000 and $1,000 for each Board of Directors meeting (and committee meeting if not held on a date on which the entire Board met). Under the Directors Stock Plan, each Director received an award of Company Common Stock to vest over a five-year period in 20 percent annual installments. All Directors, except Ms. Krey and Mr. Istock, received awards of 3,470 shares on February 18, 1997. Ms. Krey and Mr. Istock were each awarded 3,000 shares following their election at last year's Annual Meeting. The value of the stock awards was based on the market price of Company Common Stock on the date of grant and such value equalled five year's of the replaced cash compensation (pro rated for Ms. Krey and Mr. Istock to reflect the partial year of service during their initial term). The Directors Stock Plan also provides for the annual grant on the date of each Annual Meeting of a non-qualified option to purchase 4,000 shares of Company Common Stock at the then current market price, commencing with the 1997 Annual Meeting. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten year term from the date of grant, except that options may be exercised for only a limited period of time following termination of service as a non-employee Director.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 13, 1998 by (i) each of the nominees and current Directors, (ii) each of the named executive officers, (iii) all current Directors and current executive officers of the Company as a group, and (iv) all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.


                                                                  SHARES              PERCENTAGE
                                                                OF COMPANY            OF COMPANY
                                                               COMMON STOCK          COMMON STOCK
                          NAME                              BENEFICIALLY OWNED    BENEFICIALLY OWNED
                          ----                              ------------------    ------------------
Thomas G. Denomme.......................................             3,000**                *
Joseph L. Hudson, Jr.(1)................................             4,470                  *
Verne G. Istock(1)......................................             4,000                  *
Mary Ann Krey(1)........................................             4,000                  *
Wayne B. Lyon(1)(2)(3)..................................           260,366                  *
Richard A. Manoogian(2)(3)..............................         5,832,610                3.4%
John A. Morgan(1).......................................             5,070                  *
Arman Simone(1).........................................            75,470                  *
Peter W. Stroh(1).......................................             3,970                  *
Frank M. Hennessey(4)...................................           168,903                  *
Raymond F. Kennedy(3)...................................           454,267                  *
John R. Leekley(2)(3)...................................           132,094                  *
Richard G. Mosteller(3).................................           120,548                  *
All 17 current Directors and current executive officers
  of the Company as a group (excluding subsidiary,
  divisional and group executives)(1)(2)(3).............         7,309,900                4.3%
FMR Corp.(5)
  82 Devonshire Street
  Boston, Massachusetts 02109...........................        16,637,234               10.1%


-------------------------
  * Less than one percent


 ** Acquired after March 13, 1998.



(1) Includes unvested restricted stock award shares held under the Company's 1997 Non-Employee Directors Stock Plan (2,776 for each of Messrs. Hudson, Morgan, Simone, Stroh and Lyon; 2,520 for each of Mr. Istock and Ms. Krey; and 18,920 for all current Directors and current executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares.


(2) Shares owned by Mr. Manoogian and by all current Directors and current executive officers of the Company as a group include in each case an aggregate of 1,965,200 shares owned by charitable foundations for which Mr. Manoogian serves as a director and 914,500 shares held by a trust for which he serves as a trustee. Shares owned by Mr. Lyon and by all current Directors and current executive officers of the Company as a group include in each case 13,401 shares owned by a charitable foundation for which Mr. Lyon serves as a director. Shares owned by Mr. Leekley and by all current Directors and executive officers of the Company as a group include 8,041 shares held by a trust for which Mr. Leekley serves as a trustee. Shares owned by all current Directors and current executive officers of the Company as a group include 12,670 shares held by trusts for which an executive officer serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian, Lyon, Leekley and the executive officer who serves as a trustee for certain trusts each disclaims beneficial ownership of such shares.


(3) Includes shares which may be acquired on or before May 12, 1998 upon exercise of stock options (1,310,000 shares for Mr. Manoogian, 158,055 shares for Mr. Kennedy, 59,000 shares for Mr. Leekley, 185,956 shares for Mr. Lyon, 31,373 shares for Mr. Mosteller and 1,888,384 shares for all current Directors and current executive officers of the Company as a group) as well as unvested restricted stock award shares held under the Company's stock incentive plans (182,097 shares for Mr. Manoogian, 230,991 shares for Mr. Kennedy, 49,047 shares for Mr. Leekley, 23,048 shares for Mr. Lyon, 42,112 shares for Mr. Mosteller and 681,259 shares for all current Directors and current executive officers as a group). Holders exercise neither voting nor investment power over unexercised option shares and have sole voting but no investment power over unvested restricted shares.


(4) Includes 35,633 shares for Mr. Hennessey which may be acquired on or before May 12, 1998 upon exercise of stock options and 101,503 unvested restricted stock award shares held under the Company's stock incentive plans. Mr. Hennessey exercises neither voting nor investment power over unexercised option shares and has sole voting but no investment power over unvested restricted shares.

(5) Based on a Schedule 13G dated February 14, 1998 and filed with the Securities and Exchange Commission by FMR Corp. and certain of its affiliates, at December 31, 1997, 16,407,234 shares were owned by Fidelity Management & Research Company and Fidelity Management Trust Company, subsidiaries of FMR Corp. which provide investment advisory services to investment companies and investment management services to institutional accounts. According to the filing, Edward C. Johnson 3d and FMR Corp., through control of the subsidiaries, each has sole dispositive power over 16,407,234 shares and sole voting power over 969,645 shares, but no voting power over the balance of the shares held by various investors. In addition, an affiliate of FMR Corp. has sole voting and investment power over 230,000 shares. Members of the Edward C. Johnson 3d family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

     Mr. Manoogian may be deemed a controlling person of the Company by reason of his significant ownership of Company Common Stock and his positions as a Director and an executive officer of the Company.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     1997 was a year of significant progress for Masco Corporation. The Board of Directors and senior management of the Company believe that the Company's compensation strategy of directly linking compensation to record share price targets, which was implemented in 1996, was important in more closely aligning management's interests with those of stockholders. Record share prices were achieved in 1997 and, based upon the success of the 1996 programs, the Compensation Committee implemented new programs in 1997 contingent on share prices reaching new record levels. The Compensation Committee believes that the Company's current compensation strategy closely aligns officers' interests with the long-term interests of stockholders, while maintaining the Company's ability to attract, retain and motivate the highest quality management team. The key components of this strategy as it applies to officers are described below.

COMPENSATION PROGRAMS TO ENHANCE STOCKHOLDER VALUE


     The Company's Chairman and Chief Executive Officer, Richard A. Manoogian, requested that his annual salary and bonus of approximately $1.4 million be reduced to $1 per year, effective January 1, 1996, to demonstrate his commitment to enhance stockholder value and his personal disappointment with the Company's stock price performance in prior years. The Compensation Committee, in accordance with its strategy of more closely aligning executives' interests with those of stockholders, replaced this compensation with a stock option exercisable only if the price of Company Common Stock exceeded a record $41 per share within three years from the April 1996 date of grant or $50 per share within five years from that date. This option became exercisable in June 1997 when the price of Company Common Stock exceeded $41 per share, a 47 percent increase from the $27 7/8 price on the date of grant. Pursuant to its terms, Mr. Manoogian benefits from this option grant only by the amount of any price appreciation above $41.


     In support of Mr. Manoogian's commitment to increase stockholder value as evidenced by the compensation arrangement discussed above, in mid-1996 the executive officers and group executives of the Company volunteered a 10 percent reduction in their base salaries and agreed to forego a then anticipated average increase of approximately five percent. In addition, base salaries were indefinitely frozen at this lower level. The Compensation Committee offset this reduction in compensation with stock incentives by granting specially designed stock options and restricted stock awards based on share prices reaching record levels.

     In order to further align the objectives of the Company's other key employees and its stockholders, special restricted stock awards were also granted in 1996 to approximately 1,000 corporate and operating employees. Under the terms of these awards vesting would not commence until retirement, except that accelerated annual vesting would occur if either record share prices or fifteen percent annual compound earnings per share growth was achieved. Because the share price targets were achieved, these awards became eligible for earlier vesting, commencing, retroactive to April 18, 1997, in annual installments of 10% of the award over a period of ten years. The Committee believes that such long-term vesting not only focuses the recipient on long-term enhancement of stockholder value but also helps retain key employees. In addition, the holders of these awards will benefit from continued long-term appreciation in the price of Company Common Stock.

     For 1997, salaries and bonuses of executive officers and group executives remained frozen (including the $1 level for Mr. Manoogian). The Compensation Committee, again in accordance with its policy of linking compensation to the long-term interests of stockholders and also reflecting the improvement in the Company's performance, granted stock options in part to replace this compensation based on the price of Company Common Stock reaching new record levels. Holders of these options, which have an exercise price of $39, the grant date market price, pledged not to exercise the options unless the share price reached record levels of $50, $55 and $60 per share. The options vest in installments only if these record prices were met for a specified period of time before certain dates. Even if the price targets were met, the options would then only vest over time, retroactive to May 1998, at an annual rate of 10 percent of the options through May 2004, and 30 percent of the options in May 2005. In late 1997, 20 percent of the options became eligible for vesting when Company Common Stock satisfied the $50 per share requirement, and an additional 20 percent became eligible for vesting in the first quarter of 1998 when Company Common Stock satisfied the $55 per share requirement, in each case subject to the vesting schedule described in the preceding sentence. These price targets were met because the price of Company Common Stock appreciated at an annualized rate of approximately 50 percent from the $39 price on the May 1997 date of grant. The remaining 60 percent of the options will become eligible for vesting only if Company Common Stock attains $60 per share for ten days in any 90 day period by May 2001. Even if the $60 target is attained, the Compensation Committee's long-term philosophy is reflected in the fact that realization of the value of the additional 60 percent of the shares that may become eligible for vesting and the 40 percent that have already become eligible for earlier vesting will be subject to the above long-term vesting schedule. These options were also granted, in part, because Mr. Manoogian and certain other executive officers and group executives received a stock option with a ten-year term in 1987, and the Compensation Committee desired to maintain the level of benefits and equity incentive for these executives in addition to aligning compensation with the interests of stockholders as described above.



     In light of the growth of the Company and the performance of Company Common Stock in 1997, additional restricted stock awards with new record price targets were granted in late 1997 to approximately 1,000 corporate and operating employees. Under the terms of these awards, vesting would not commence until retirement, but could be accelerated to permit annual vesting upon attainment of share price targets of $50, $55, and $60, or fifteen percent compound growth in earnings per share. Because the first two targets have been attained, 40 percent of the awards will vest in four ten percent annual installments. An additional ten percent of the awards will thereafter vest annually for each year in which the earnings growth requirement is satisfied, or the remaining 60 percent of the awards will vest in ten percent annual installments contingent upon the achievement of the $60 share price target.


     Executive officers, group executives and key corporate and operating employees also received restricted stock awards in 1997 as part of the Company's annual long-term incentive compensation program, which generally vest in ten percent annual installments over a period of ten years from the date of grant. The terms of these awards are similar to those granted prior to 1996, as more fully described below.

     Although Company Common Stock has historically been a major part of compensation for key employees because of its inherent alignment with the interests of stockholders, the Compensation

Committee believes that, by directly linking stock compensation to the attainment of record share prices of Company Common Stock, the new arrangements implemented in 1996 and 1997 more directly align officers' and other key employees' interests with those of stockholders. The Committee's strategy includes the continued use of Company Common Stock in the future. Because the compensation strategy includes a variety of components, the terms and conditions of future options and awards may vary from those granted in 1996 and 1997. The customary terms and conditions of restricted stock awards and stock options granted prior to 1996 are described below under "General Compensation Information." The Company has historically purchased shares of Company Common Stock in the open market sufficient to cover all restricted stock awards in order to reflect consistent, non-variable expense related to these awards and to avoid any dilution resulting from these awards.


     In order to formalize the Board's policy of encouraging stock ownership by officers and require executives to remain at risk by maintaining a substantial interest in Company Common Stock, the Board has established stock ownership guidelines for officers. The guidelines require the officers to own stock with a value that is not less than a specified multiple of base pay (in the case of the Chief Executive Officer at least five times regular base pay, as determined by the Compensation Committee). Officers are required to achieve the share ownership (including restricted stock awards) necessary to meet the guidelines within three years of becoming subject to the guidelines.


GENERAL COMPENSATION INFORMATION

     Compensation arrangements for executive officers generally consist of a blend of base salary, annual cash bonus and long-term incentives utilizing Company Common Stock. The Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices within the Company's industries (including companies that are included in the Standard & Poor's Building Materials Index). In addition, the Committee reviews compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries for executive officers historically have been adjusted annually by establishing ranges for increases for executive officers that reflect inflation, promotions and merit and that are similar to the ranges established for other corporate office employees. The ranges reflect changes observed in general compensation levels of salaried employees, and in particular, within the geographic area of the Company's corporate office and within the Company's industries. The Company's performance for the particular year and the Company's prospects are more significant factors in determining ranges for year-end bonuses than in determining salary ranges. In connection with the payment of bonuses, corporate performance goals are considered by the Committee in light of general economic conditions, and include items such as comparisons of year-to-year operating results, market share performance and the achievement of budget objectives and forecasts. Salary and bonus determinations are subject to variances from the established ranges for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the competitive considerations noted above. In general, the potential bonus opportunity for executive officers has been up to fifty percent of base salary. For 1997, bonuses paid to executive officers (other than Mr. Manoogian, who received no bonus) were frozen at the amount paid for 1996.


     Restricted stock awards and stock options granted under the 1991 Long Term Stock Incentive Plan (the "1991 Plan") are generally used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Committee in determining whether to grant options and awards are generally the same factors considered in determining salaries and bonuses described above. The Committee believes that the level of restricted stock awards and stock option grants must be sufficient in size and potential value to provide a strong incentive and to reinforce the individual's commitment to the Company. The history of restricted stock awards and stock option grants previously granted to an executive is also a factor in determining new awards and grants. In general, the potential opportunity for executives for annual restricted stock awards under the Company's restricted stock award program is up to thirty percent of base salary. In addition, supplemental restricted stock awards are granted periodically.


     The Company has historically purchased shares of Company Common Stock in the open market sufficient to cover all restricted stock awards in order to reflect consistent, non-variable expense related to these awards and to avoid any dilution resulting from these awards. This expense is fixed and amortized over the extended vesting period of the awards. Because the Company's tax deduction is based on the fair market value at the time the restrictions lapse, the after-tax cost of this program can be very favorable to the Company based on future appreciation of Company Common Stock. The Company believes that the extended vesting of stock awards with the opportunity for substantial appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company's after-tax cost of the compensation.


     Restricted stock awards granted prior to 1996 under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. The 1991 Plan provides, however, that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company.

     Original stock option grants made under the 1991 Plan generally vest in installments beginning in the third year and extending through the eighth year after grant and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment or consulting relationship of the participant. Stock option grants generally do not have a financial reporting expense associated with them since they are granted at fair market value, and in fact, raise additional equity for the Company. The difference between the exercise price and fair market value of the Company Common Stock on the date of exercise is, however, deductible by the Company for federal income tax purposes and thereby provides tax savings to the Company. The Committee permits Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of stock options. The 1991 Plan also permits the Committee to accept the surrender of an exercisable stock option and to authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is granted equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. Restoration options were granted in 1997 to Messrs. Kennedy and Mosteller in connection with such individuals' exercise of original stock options. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") in connection with a payment or distribution following such a change in control, the 1991 Plan provides that the participant will receive additional payments to make him whole for such excise tax.

     In addition to the stock-based programs noted above, most Company salaried employees participate in defined contribution profit sharing retirement plans, which further link compensation to Company performance. Discretionary contributions are made into these plans based on the Company's performance. Historically, aggregate annual contributions for the profit sharing plan in which executive officers participate have ranged from four percent to seven percent of participants' base salary. See footnote (3) to the "Summary Compensation Table."

     Beginning in 1994, Section 162(m) of the Code limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest paid executive officers unless this compensation qualifies as "performance-based." In 1997, the Board approved, and the stockholders adopted, amendments to the 1991 Plan so that stock options granted under the 1991 Plan will continue to result in compensation fully deductible by the Company under Section 162(m). In addition, the Committee approved, and stockholders adopted, the 1997 Annual Incentive Compensation Plan to continue the Committee's practice of structuring determinations for cash bonuses to make them performance-based and therefore tax deductible. The Committee continues to believe that it is in the Company's interest to retain flexibility in its compensation program, and although compensation may in some circumstances exceed the limitation of Section 162(m), the Committee believes that the tax deduction lost on account of such excess compensation will be insignificant for the foreseeable future.

                                                  Peter W. Stroh, Chairman
                                                  Mary Ann Krey
                                                  Arman Simone

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers (collectively, the "named executive officers") for 1997, 1996 and 1995. Mr. Manoogian requested in 1996 that his salary and bonus be reduced indefinitely to $1 per year, to demonstrate his commitment to increase the market value of Company Common Stock for the benefit of stockholders. In support of Mr. Manoogian's initiative, the top 20 officers of the Company voluntarily agreed to reduce their salaries in 1996, and their salaries remained frozen at the reduced level in 1997. In addition, these officers agreed to forego any increase in bonus for 1997. For further information concerning this action and related arrangements, see "Executive Compensation Committee Report."

                                                                        LONG-TERM
                                                                   COMPENSATION AWARDS
                                                ANNUAL           ------------------------
                                           COMPENSATION(1)       RESTRICTED    SECURITIES
                                         --------------------      STOCK       UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR     SALARY      BONUS      AWARDS(2)      OPTIONS      COMPENSATION(3)
  ---------------------------    ----     ------      -----      ----------    ----------    ---------------
Richard A. Manoogian...........  1997    $      1    $      0    $  210,000    1,000,000        $133,000
  Chairman of the Board          1996           1           0     1,536,000    1,300,000         106,000
  and Chief Executive            1995     972,000     382,000       558,000            0         210,000
    Officer(4)
Raymond F. Kennedy.............  1997    $675,000    $338,000    $  158,000      300,000        $116,000
  President and Chief                                                             63,160(5)
  Operating Officer              1996     684,000     338,000     1,152,000      150,000         102,000
                                 1995     675,000     301,000     3,699,000      100,000         121,000
Frank M. Hennessey.............  1997    $450,000    $225,000    $  105,000      200,000        $ 31,000
  Executive Vice President(6)    1996     476,000     225,000       768,000      100,000          33,000
                                 1995     401,000     228,000     2,156,000      100,000          27,000
Richard G. Mosteller...........  1997    $470,000    $235,000    $  110,000      140,000        $ 98,000
  Senior Vice President --                                                        36,582(5)
  Finance(7)                     1996     497,000     235,000       800,000      100,000          87,000
                                 1995     512,000     226,000       294,000            0         106,000
John R. Leekley................  1997    $432,000    $216,000    $  678,000(8)   140,000        $ 79,000
  Senior Vice President          1996     431,000     216,000       736,000       90,000          69,000
  and General Counsel            1995     428,000     189,000       246,000            0          81,000

-------------------------

(1) Salary information is disclosed in the table on a calendar year basis. Annual salary increases, when granted, are normally effective in July. Therefore, if an increase is granted in any year, the salary reported in the table for that year is a blend of two different salary levels. In July, 1996, Mr. Kennedy voluntarily agreed to reduce his salary by ten percent, and to forego an anticipated mid-year increase. Accordingly, his salary was reduced from an annual rate of $700,000 to $630,000. In August 1996, Mr. Kennedy was promoted to President and Chief Operating Officer and received a
    7.1 percent increase to an annual salary level of $675,000, which remained his salary in 1997. In September, 1995, Mr. Hennessey was promoted to Executive Vice President with a salary of $500,000. In July, 1996, Mr. Hennessey voluntarily agreed to reduce his salary by ten percent, and to forego an anticipated mid-year increase. Accordingly, his salary was reduced from an annual rate of $500,000 to $450,000, and remained at that level in 1997. In July, 1996, Mr. Mosteller voluntarily agreed to reduce his salary by ten percent, and to forego an anticipated mid-year increase. Accordingly, his salary was reduced from an annual rate of $522,000 to $470,000, which remained his salary in 1997. In July, 1996, Mr. Leekley voluntarily agreed to reduce his salary by ten percent, and to forego an anticipated mid-year increase. Accordingly, his salary was reduced from an annual rate of $437,000 to $393,000. In August, Mr. Leekley was promoted to Senior Vice President and received a 9.8 percent increase to an annual salary level of $432,000, which remained his salary in 1997. For further information, see "Executive Compensation Committee Report." Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements. For purposes of applying these thresholds, Mr. Manoogian has been treated as if his 1997 salary and bonus equaled his 1995 salary and bonus.



(2) This column sets forth the dollar value, as of the date of grant, of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). The restricted stock awards made to the named executive officers in 1997 and 1995 generally vest over a period of ten years from the date of grant with ten percent of each award vesting annually and vesting contingent on a continuing employment or consulting relationship with the Company. However, the 1995 awards to Mr. Kennedy (100,000 shares) and Mr. Hennessey (50,000 shares), which were granted in order to reflect promotions and provide additional incentives to the recipients and assure the continuation of their services to the Company until retirement, generally vest over a three-year period following retirement only if the recipient has continued to provide services to the Company. The following number of shares were awarded to the named executive officers in 1997: Mr. Manoogian -- 5,820 shares; Mr. Kennedy -- 4,400 shares; Mr.
    Hennessey -- 2,930 shares; Mr. Mosteller -- 3,060 shares; and Mr.
    Leekley -- 18,820 shares. The terms of restricted stock awards granted in 1996 provided that vesting generally occurs over a three-year period after the recipients retire from the Company after reaching age 65; however, ten percent annual vesting of these awards was triggered when the price of Company Common Stock reached $50 per share prior to April 2001. As of December 31, 1997, the aggregate number and market value of unvested restricted shares of Company Common Stock held by each of the named executive officers under all vesting arrangements were: Mr.
    Manoogian -- 87,200 shares valued at $4,436,000; Mr. Kennedy -- 185,637 shares valued at $9,444,000; Mr. Hennessey -- 102,768 shares valued at $5,228,000; Mr. Mosteller -- 45,376 shares valued at $2,309,000; and Mr.
    Leekley -- 53,203 shares valued at $2,707,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.


(3) This column includes (a) Company contributions and allocations under the Company's defined contribution retirement plans for the accounts of each of the named executive officers (for 1997: Mr. Manoogian -- none; Mr. Kennedy -- $47,000; Mr. Hennessey -- $31,000; Mr. Mosteller -- $32,000; and Mr.
    Leekley $30,000) and (b) cash payments made pursuant to certain tandem rights associated with the annual vesting of certain restricted stock awards granted in 1989 (in 1997:

    Mr. Manoogian -- $133,000; Mr. Kennedy -- $69,000; Mr. Mosteller -- $66,000;
    and Mr. Leekley -- $49,000). For further information regarding these rights, see "Certain Relationships and Related Transactions."


(4) The information does not reflect salary and bonus Mr. Manoogian received from MascoTech as its Chairman of the Board and Chief Executive Officer ($573,000 for 1997) or from TriMas as its Chairman of the Board ($100,000 for 1997).


(5) 63,160 of Mr. Kennedy's options and 36,582 of Mr. Mosteller's options shown are restoration options granted upon the exercise of previously held stock options. As described in more detail under "Executive Compensation Committee Report," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(6) Mr. Hennessey became an executive officer in 1995, but pursuant to Securities and Exchange Commission rules, information shown for 1995 includes the entire year. In early 1998, Mr. Hennessey resigned as Executive Vice President of the Company and became a director and Vice Chairman and Chief Executive Officer of MascoTech. Mr. Hennessey has agreed to serve as a part-time employee of the Company (for no more than twenty percent of his time) in connection with matters with which he was involved as Executive Vice President of the Company for a salary of $100,000 plus a bonus opportunity of up to $50,000. The information does not include director fees received by Mr. Hennessey from Emco Limited.


(7) The information does not include director fees received by Mr. Mosteller from MascoTech during 1995 and 1996 for the period during which he served as a director of that company.


(8) Reflects an award in 1997 to Mr. Leekley of 16,000 shares in recognition of his promotion to Senior Vice President in August 1996.

OPTION GRANT TABLE

     The following table sets forth information concerning options granted to the named executive officers in 1997.

                                              INDIVIDUAL GRANTS
                          ---------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                          NUMBER OF      % OF TOTAL       EXERCISE                     AT ASSUMED ANNUAL RATES OF
                          SECURITIES      OPTIONS           PRICE                       STOCK PRICE APPRECIATION
                          UNDERLYING      GRANTED        (SUBJECT TO                       FOR OPTION TERM(1)
                           OPTIONS      TO EMPLOYEES       CERTAIN       EXPIRATION    --------------------------
          NAME             GRANTED        IN 1997       RESTRICTIONS)       DATE           5%             10%
          ----            ----------    ------------    -------------    ----------        --             ---
Richard A. Manoogian....  1,000,000(2)     33.3%           $39             5/21/07     $0 or up to    $0 or up to
                                                                                       $24,527,000    $62,156,000
Raymond F. Kennedy......    300,000(2)       10%           $39             5/21/07     $0 or up to    $0 or up to
                                                                                       $7,358,000     $18,647,000
                             63,160(3)      2.1%           $36            12/10/97       $76,000       $150,000
Frank M. Hennessey......    200,000(2)      6.7%           $39             5/21/07     $0 or up to    $0 or up to
                                                                                       $4,905,000     $12,431,000
Richard G. Mosteller....    140,000(2)      4.7%           $39             5/21/07     $0 or up to    $0 or up to
                                                                                       $3,434,000     $8,702,000
                             18,019(3)       .6%           $35.125        12/10/97       $24,000        $47,000
                             10,401(3)       .3%           $36.375        12/10/97       $14,000        $28,000
                              8,162(3)       .3%           $52             2/28/01       $73,000       $154,000
John R. Leekley.........    140,000(2)      4.7%           $39             5/21/07     $0 or up to    $0 or up to
                                                                                       $3,434,000     $8,702,000

-------------------------
(1) Securities and Exchange Commission regulations require information as to the potential realizable value of each of these options, assuming that the market price of Company Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of five percent and ten percent. These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.


(2) These options, which are discussed further under "Executive Compensation Committee Report," are exercisable only if Company Common Stock attains certain record price targets. The options, which have a $39 grant date exercise price, would become exercisable (in installments) only if record prices for Company Common Stock of $50, $55 and $60 were met for a specified period of time before certain dates. Even if the price targets were met, the options would only vest over time, retroactive to May 1998, at an annual rate of 10 percent through May 2004 and 30 percent in May 2005. In late 1997, 20 percent of the options became eligible for vesting when Company Common Stock satisfied the $50 per share requirement and an additional 20 percent became eligible for vesting in the first quarter of 1998 when Company Common Stock satisfied the $55 per share requirement, in each case subject to the vesting schedule described in the preceding sentence. The remaining 60 percent will become eligible for vesting if Company Common Stock attains $60 per share for 10 days in any 90-day period by May 2001, and will be subject to the vesting schedule after becoming exercisable. As shown in the table, these price targets would not be attained, and the potential realizable value would be $0, if Company Common Stock only appreciates in value from the date of grant at an annualized rate of five or ten percent. The $50 and $55 price targets were met in late 1997 and early 1998, respectively, because Company Common Stock appreciated at an annualized rate of approximately 50 percent from the $39 price on May 21, 1997, the date of the option grant. Assuming the $60 target is attained, the potential realizable value at the end of the option term at assumed annual rates of stock price appreciation of five percent and ten percent are as set forth above.

(3) These options consist solely of restoration options, and are equal to the number of shares delivered to exercise prior options. The exercise price of restoration options is equal to the market value of Company Common Stock on the date the original options were exercised. All of these options were exercised in 1997 except for Mr. Mosteller's option for 8,162 shares.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during 1997 by each of the named executive officers and the value at December 31, 1997 of unexercised options held by such individuals under the Company's stock option plans. The value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant (from December 1987 to April 1997 with grant date market prices ranging from $20 3/4 to $39 3/4) through December 31, 1997 (the closing price of Company Common Stock on December 31, 1997 was $50 7/8 per share). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

    AGGREGATED OPTION EXERCISES IN 1997, AND DECEMBER 31, 1997 OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           SHARES                         DECEMBER 31, 1997             DECEMBER 31, 1997
                          ACQUIRED        VALUE      ---------------------------   ---------------------------
         NAME            ON EXERCISE    REALIZED     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
         ----            -----------    --------     -------------   -----------   -------------   -----------
Richard A. Manoogian...    857,740     $17,759,000     1,430,000      1,270,000     $21,791,000    $17,671,000
Raymond F. Kennedy.....    171,415     $ 1,872,000       595,000        138,055     $10,331,000    $ 3,489,000
Frank M. Hennessey.....      0              0            385,000         65,000     $ 6,272,000    $ 1,547,000
Richard G. Mosteller...    221,769     $ 4,194,000       298,162         16,373     $ 5,169,000    $   326,000
John R. Leekley........     45,047     $   807,000       261,000         49,000     $ 4,396,000    $ 1,375,000

PENSION PLANS

     The executive officers participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE


                                       YEARS OF SERVICE(1)
                  --------------------------------------------------------------
REMUNERATION(2)      5         10         15         20         25         30
---------------   -------   --------   --------   --------   --------   --------
  $  200,000      $11,290   $ 22,580   $ 33,870   $ 45,161   $ 56,451   $ 67,741
     400,000       22,580     45,161     67,741     90,321    112,902    135,482
     600,000       33,870     67,741    101,611    135,482    169,352    203,223
     800,000       45,160     90,321    135,482    180,643    225,803    270,964
   1,000,000       56,451    112,902    169,352    225,803    282,254    338,705
   1,200,000       67,741    135,482    203,223    270,964    338,705    406,446


-------------------------
(1) The plans provide for credit for employment with any of the Company, MascoTech, TriMas and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a MascoTech or TriMas plan. The table does not depict Code limitations on tax-qualified plans because one of the plans is a nonqualified plan established by the Company to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to .2 of 1 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plan are: Mr. Manoogian and Mr. Mosteller - 30 (the maximum credited service); Mr. Kennedy
    - 20; Mr. Hennessey - 8; and Mr. Leekley - 22.

(2) For purposes of determining benefits payable, remuneration is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.


     Under the Company's Supplemental Executive Retirement and Disability Plan, certain officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's other retirement plans and supplemental disability benefits. Each participant is designated by the Chairman of the Board (and approved by the Compensation Committee) to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from the Company's other retirement plans, and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation received from the Company (limited to base salary and regular year-end cash bonus). Participants are limited to an annual payment under this plan, which when combined with benefits under the Company's non-qualified plan, may not exceed a maximum, currently approximately $400,000. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, subject to certain limitations on the maximum payment and reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, such participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this plan. The named executive officers participate in this plan.

                               PERFORMANCE GRAPH


     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the Standard & Poor's Building Materials Index ("S&P Building Materials Index") for the period from January 1, 1993 through December 31, 1997, when the closing price of Company Common Stock was $50 7/8 per share (on April 24, 1998 the closing price was $56 per share). The graph assumes investments of $100 on December 31, 1992 in Company Common Stock, the S&P 500 Index and the S&P Building Materials Index and the reinvestment of dividends.


                                    [GRAPH]


     The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1992 in each of Company Common Stock, the S&P 500 Index and the S&P Building Materials Index, and reinvestment of dividends.


                                                                                        S&P
                                                                                      Building
             Measurement Period                    Masco            S&P 500          Materials
           (Fiscal Year Covered)                Corporation          Index             Index
1992                                                    100.00            100.00            100.00
1993                                                    127.09            109.92            123.69
1994                                                     80.70            111.34             91.36
1995                                                    113.87            152.66            123.50
1996                                                    134.18            187.28            148.01
1997                                                    191.90            249.28            172.13

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee of the Board of Directors currently consists of Peter W. Stroh, Mary Ann Krey and Arman Simone. Mr. Istock, a director of the Company, is the Chairman, President and Chief Executive Officer of First Chicago NBD Corporation. Mr. Manoogian, an executive officer of the Company, is one of six members of the Organization, Compensation and Nominating Committee of First Chicago NBD Corporation, but recuses himself from any decisions relating to Mr. Istock's compensation. Until May 1997, the Compensation Committee consisted of Erwin L. Koning, John A. Morgan and Arman Simone. From time to time Morgan Lewis Githens & Ahn, of which Mr. Morgan is a partner, performs investment banking and other related services for the Company and MascoTech. Fees payable by MascoTech to such firm for financial advisory services for 1997, including services in connection with MascoTech's acquisition of TriMas, were $1,750,000, plus expenses. Eugene A. Gargaro, Jr., an executive officer of the Company, served on the Compensation Committee of the Board of Directors of MascoTech for part of 1997. Mr. Gargaro is of counsel to Dykema Gossett PLLC for certain matters on which he worked as a partner at the firm prior to his employment with the Company in 1993. Dykema Gossett provides legal services to the Company from time to time. Mr. Gargaro receives no compensation from Dykema Gossett. Mr. Manoogian is an executive officer of MascoTech.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MASCOTECH, INC.

     The Company owns approximately 17 percent of MascoTech, Inc. (formerly Masco Industries, Inc.), a leading supplier of metal formed components primarily for vehicle engine and drivetrain applications and automotive aftermarket products. MascoTech was formed in a 1984 restructuring of the Company.

     In January 1998, MascoTech expanded its business operations when it acquired the remaining 63 percent of the outstanding shares of TriMas Corporation that it did not previously own for approximately $920 million in cash. Through a tender offer, MascoTech paid $34.50 net per share and the Company tendered the 1,583,708 shares (approximately 4 percent) of TriMas it held. TriMas is a diversified proprietary products company with leadership positions in commercial, industrial and consumer niche markets.


     On September 30, 1997, MascoTech transferred to the Company approximately
9.9 million shares (approximately 42 percent of the outstanding common stock) of Emco Limited held by MascoTech and $45.6 million in cash in payment of a promissory note owed by MascoTech to the Company in the principal amount of $151,375,000, with interest at the rate of 6 5/8% per annum, issued by MascoTech in connection with its October 1996 purchase of MascoTech common stock (at the then current market price) and warrants to purchase shares of MascoTech common stock held by the Company. The value of the shares received by the Company was based on the market price of Emco Limited common stock on the Toronto Stock Exchange, translated into U.S. dollars, in accordance with the terms of the agreement entered into in October 1996 between the Company and MascoTech. Emco Limited is a Canadian manufacturer and distributor of home improvement and building products. As part of this transaction, the Company granted MascoTech a right of first refusal, which expires September 30, 2000, to purchase the remaining shares of MascoTech common stock held by the Company.

     Concurrently with MascoTech's purchase of securities from the Company in October 1996, MascoTech also purchased one million shares of its common stock from Richard A. Manoogian, at the then current market price, for $13,625,000, of which $6 million was paid in cash at closing, and the balance, together with accrued interest at the rate of 6 5/8% per annum, was paid on September 30, 1997. Mr. Manoogian is the Chairman and Chief Executive Officer of the Company and the Chairman of MascoTech. As a result of the purchase of Mr. Manoogian's shares, his ownership interest in MascoTech common stock remained at approximately the same percentage after giving effect to MascoTech's purchase of shares from the Company.

     The Company is a party to certain agreements with MascoTech as described below.

CORPORATE SERVICES AGREEMENT


     Under a Corporate Services Agreement, the Company provides MascoTech and its subsidiaries with office space for executive offices, use of the Company's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for MascoTech's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of information which may arise from the Company's performance of research and development services on behalf of MascoTech. Approximately $5 million has been charged to MascoTech by the Company for 1997, subject to adjustment in accordance with the terms of this agreement, which continues in effect until September 30, 1998 and thereafter will be renewed automatically for one-year periods, unless terminated by either party upon at least 90 days' notice before any October 1 renewal date. In connection with MascoTech's acquisition of TriMas, the parties terminated the Corporate Services Agreement between the Company and TriMas, pursuant to which the Company received $3.8 million for services provided during 1997, and amended the Corporate Services Agreement with MascoTech to include the TriMas companies and provide for the same credits that were permitted to TriMas under its agreement.


CORPORATE OPPORTUNITIES AGREEMENTS


     The Company and MascoTech are parties to a Corporate Opportunities Agreement which addresses potential conflicts of interest with respect to future business opportunities. This agreement materially restricts the ability of either party to enter into acquisitions, joint ventures or similar transactions involving businesses in which the other party is engaged without the consent of the other party. It continues until September 30, 1998, and will thereafter automatically renew for one-year periods, unless terminated by either party at least 90 days before any October 1 renewal date.


STOCK REPURCHASE AGREEMENT

     Under a Stock Repurchase Agreement, the Company has the right to sell to MascoTech, at a price based on fair market value, shares of MascoTech common stock upon certain events that would result in the Company's ownership of MascoTech common stock exceeding 49 percent of MascoTech's then outstanding shares. Such events include repurchases of MascoTech common stock initiated by MascoTech or any of its subsidiaries and reacquisitions of MascoTech common stock through forfeitures of shares previously awarded by MascoTech or the Company pursuant to their respective employee stock incentive plans. In each case MascoTech has control over the amount of MascoTech common stock it would ultimately acquire, including shares subject to repurchase under the Stock Repurchase Agreement. These rights expire 30 days from the date the notice of an event is given by MascoTech to the Company. The Company has advised MascoTech that it intends to exercise such right whenever necessary to prevent its ownership of MascoTech common stock from exceeding 49 percent of the MascoTech common stock then outstanding; however, in view of the Company's current level of share ownership in MascoTech, the Company does not anticipate that this agreement will ever be operative.

ASSUMPTION AND INDEMNIFICATION AGREEMENT

     Under an Assumption and Indemnification Agreement, MascoTech assumed, and agreed to indemnify the Company against, all of the liabilities and obligations of the businesses transferred to it in the Company's 1984 restructuring, including claims and litigation resulting from events or circumstances that occurred or existed prior to the transfer, but excluding specified liabilities.


     In 1993, as part of its plan to dispose of its energy related businesses, MascoTech sold Lamons Metal Gasket Co. to TriMas Corporation for a purchase price of $60 million plus additional future payments contingent upon the profitability of Lamons. MascoTech received a contingent payment of approximately $7 million from TriMas during 1997. As part of the transaction, MascoTech agreed to indemnify TriMas against certain liabilities of the acquired business.


     In early 1990, TriMas acquired several businesses from the Company and as part of the transaction, the Company agreed to indemnify TriMas against certain liabilities of the acquired businesses.

SECURITIES PURCHASE AGREEMENT

     Under a Securities Purchase Agreement, the Company agreed to purchase from MascoTech at MascoTech's option up to $200 million of subordinated debentures and, in connection therewith, MascoTech pays an annual commitment fee to the Company of $250,000. This commitment was extended to March 31, 2002 in connection with MascoTech's 1996 purchase from the Company of MascoTech common stock and warrants. MascoTech has also agreed to file registration statements under the federal securities laws to enable the Company from time to time to publicly dispose of securities of MascoTech held by the Company.

MASCO CAPITAL CORPORATION

     In 1988 the Company and MascoTech jointly established Masco Capital Corporation to seek business and other investment opportunities of mutual interest that for various reasons were viewed as more appropriately undertaken on a joint basis rather than individually. In December 1991, the Company purchased MascoTech's 50 percent ownership interest in Masco Capital for approximately

$49.5 million and may make additional payments based upon any aggregate net increase in the value of Masco Capital's remaining investments.

FURNISHINGS INTERNATIONAL INC.


     On August 5, 1996, the Company sold its Home Furnishings Group to Furnishings International Inc. ("FII"), a corporation which is owned by a group of investors, including 399 Venture Partners, Inc. (an affiliate of Citicorp), the Company, certain affiliates of Travelers Group, Inc., and certain members of FII's management, including Wayne B. Lyon, a Director of the Company and the Company's former President. The Home Furnishings Group is a manufacturer and marketer of residential furniture and a designer, marketer and distributor of decorative home furnishing fabrics.



     Total proceeds to the Company from the sale of the Home Furnishings Group were approximately $1,050 million, with approximately $708 million in cash. The balance consisted of $285 million of 12% pay-in-kind junior debt securities, and equity securities totaling $57 million, consisting of 13% cumulative preferred stock with a stated value of $55 million, 15 percent of the common stock of FII and convertible preferred stock. The convertible preferred stock represents transferable rights for up to a 25 percent common ownership, although the Company is restricted from maintaining an ownership in excess of 20 percent of FII's common equity. As part of the transaction, FII assumed approximately $30 million of bank and other third party indebtedness of the Home Furnishings Group and the Company agreed to indemnify FII against certain liabilities of the Home Furnishings Group and to provide $15 million of credit support arrangements for a period of time. For 1997 the Company recorded approximately $36.9 million of pay-in-kind interest income from FII and approximately $10.8 million in dividends on the preferred stock.


     As part of the disposition of the Home Furnishings Group, the Company and FII entered into a Transitional Services Agreement which expired April 30, 1997. Pursuant to this agreement, the Company provided FII with certain corporate support staff and administrative services, including data processing, accounting, treasury and tax services, human resources and employee benefit management services, research and development services and other support services in return for FII's payment of a monthly fee of $500,000, subject to certain adjustments. This agreement also provided for various license rights and confidential treatment of information which may have arisen from the Company's performance of research and development services on behalf of FII. FII paid the Company approximately $1.7 million for services during 1997 under this agreement. For 1997 FII paid the Company approximately $106,900 for the purchase of products from the Company and the Company paid FII approximately $280,000 for purchases from FII.


     Subject to certain conditions, and upon the request of the Company, FII has agreed to file registration statements under the federal securities laws to permit the sale in public offerings of FII common stock held by the Company. FII also has agreed, subject to certain conditions and upon request of the Company, to conduct an exchange offer under the federal securities laws or to file a registration statement under the federal securities laws, in each case to permit the sale by the Company (or a permitted transferee of the Company) in public offerings of 12% junior debt securities of FII held by the Company. FII provides indemnification against certain liabilities arising from such transactions.

OTHER RELATED PARTY TRANSACTIONS

     MascoTech GmbH, a German subsidiary of MascoTech, and Masco GmbH, a German subsidiary of the Company, have from time to time advanced excess funds held in such foreign country to one another to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount outstanding payable by MascoTech GmbH during 1997 was approximately $475,000.

     Sales of products and services and other transactions occur from time to time among the Company, MascoTech and TriMas. As a result of such transactions in 1997, the Company paid approximately $20.9 million to MascoTech and approximately $1 million to TriMas, and received approximately $124,000 from MascoTech. In addition, MascoTech paid approximately $4.1 million to TriMas and TriMas paid approximately $355,000 to MascoTech as a result of such transactions in 1997. MascoTech participates with the Company in a number of national purchasing programs, which enable them to obtain favorable terms from certain of their service and product suppliers.


     In 1989 the Company made long-term restricted stock awards to a large number of key Company employees that were combined with tandem rights to phantom TriMas shares. The value of a phantom TriMas share is deemed to be equal to the value of a share of TriMas common stock. At the time of the grant, the aggregate value of the shares of Company Common Stock awarded to each participant was equal to the aggregate value of the alternative phantom TriMas shares that were awarded. The phantom TriMas shares vest on the same schedule as the shares of Company Common Stock. On each vesting date the participant receives the benefit of the then current value of the vesting shares of Company Common Stock or the then current value of the vesting phantom TriMas shares, whichever is greater. If the value of the vesting phantom TriMas shares is greater, the participant receives the vesting shares of the Company Common Stock and the excess is paid in cash. If the value of the vesting phantom TriMas shares is less, the participant receives only the vesting shares of Company Common Stock. For the 1998 vesting and the final vesting in 1999, the Compensation Committee of the Board of Directors has determined the per share value of TriMas to be $34.50, the price per share paid by MascoTech in connection with its acquisition of TriMas.



     Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with MascoTech and others. The Opportunities Agreement with MascoTech and other aspects of the relationship between the companies may affect their ability to make acquisitions and develop new businesses under certain circumstances, although the Company does not believe that it has experienced any such effect to date. Four persons affiliated with the Company are currently members of MascoTech's Board of Directors. Mr. Manoogian, the Company's Chairman of the Board and Chief Executive Officer, is also the Chairman of the Board of MascoTech and a significant stockholder of the Company and MascoTech. Mr. Hennessey served as the Company's Executive Vice President until January 1998 when he became a director and the Vice Chairman and Chief Executive Officer of MascoTech. Mr. Morgan, who is a Director of the Company, is also a director of MascoTech. Eugene A. Gargaro, Jr., an executive officer of the Company, is also a director and the Secretary of MascoTech.

     The following table sets forth the number of shares of MascoTech common stock beneficially owned as of March 13, 1998 by the nominees, the current Directors and named executive officers and by the current Directors and current executive officers of the Company as a group. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.


                                                                 SHARES OF
                                                               COMMON STOCK
                                                               OF MASCOTECH
                         NAME                              BENEFICIALLY OWNED(1)
                         ----                              ---------------------
Thomas G. Denomme......................................                  0
Joseph L. Hudson, Jr...................................                  0
Verne G. Istock........................................                  0
Mary Ann Krey..........................................                  0
Wayne B. Lyon(2)(3)....................................             61,160
Richard A. Manoogian(3)(4)(5)..........................          5,067,819
John A. Morgan(6)......................................             29,790
Arman Simone(3)(7).....................................             20,000
Peter W. Stroh.........................................                  0
Frank M. Hennessey(8)..................................            268,400
Raymond F. Kennedy.....................................                  0
Richard G. Mosteller...................................                  0
John R. Leekley(3)(9)..................................              3,767
All 17 current Directors and current executive officers
  of the Company as a group (excluding subsidiary,
  divisional and group
  executives)(2)(3)(4)(5)(6)(7)(9)(10).................          5,343,280


-------------------------

 (1) The only nominee, current Director or named executive officer of the Company who beneficially owns one percent or more of MascoTech common stock is Mr. Manoogian, who beneficially owns 10.5 percent of MascoTech common stock. Current Directors and current executive officers of the Company as a group beneficially own 11 percent of MascoTech common stock.



 (2) Includes 2,000 shares owned by a foundation for which Mr. Lyon serves as director and 23,160 shares which may be acquired upon conversion of convertible securities, of which 580 shares are issuable upon conversion of securities owned by trusts for which Mr. Lyon serves as a trustee.



 (3) The directors of the foundations and the charitable organization and the trustees share voting and investment power with respect to the MascoTech securities owned by such entities; however, Messrs. Lyon, Manoogian, Simone and Leekley and the executive officer who serves as a trustee for certain trusts each disclaim beneficial ownership of such securities.


 (4) Includes 708,560 shares owned by charitable foundations for which Mr. Manoogian serves as a director, and 235,483 shares which can be acquired upon conversion of convertible securities owned by the foundations.

 (5) Includes shares of MascoTech common stock which may be acquired on or before May 12, 1998 upon exercise of stock options (1,000,000 shares for both Mr. Manoogian and all current Directors and current executive officers of the Company as a group), and unvested restricted shares issued under the Company's or MascoTech's restricted stock incentive plans (149,890 shares for Mr. Manoogian, and 186,570 shares for all current Directors and current executive officers of the Company as a group). Holders exercise neither voting nor investment power over unexercised option shares and have voting but no investment power over unvested restricted shares.



 (6) Includes 4,632 unvested restricted stock award shares of MascoTech common stock for each of Mr. Morgan and Eugene A. Gargaro, Jr. issued under the MascoTech 1997 Non-Employee Directors Stock Plan. Holders have voting but no investment power over these shares.



 (7) Includes 10,000 shares of MascoTech common stock owned by a charitable organization for which Mr. Simone serves as a director.



 (8) Includes 125,000 unvested restricted stock award shares issued under MascoTech's restricted stock incentive plan. Mr. Hennessey has voting but no investment power over those shares.



 (9) These 3,767 shares are held by a trust for which Mr. Leekley serves as a trustee.



(10) Includes 27,000 shares owned by trusts for which an executive officer serves as a trustee and 4,354 shares which could be acquired upon conversion of convertible debt securities owned by such trusts.


               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has unanimously adopted a resolution approving and recommending to the stockholders a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of $1 par value Common Stock from 400,000,000 to 900,000,000 shares. As of March 31, 1998, approximately 169,680,000 shares were outstanding and approximately 13,535,000 were reserved for issuance under the Company's stock incentive and stock option plans. Accordingly, there were approximately 216,785,000 shares remaining available for issuance or sale by the Company other than those issuable as described above. The proposed amendment will not change the number of the Company's 1,000,000 shares of authorized preferred stock, $1 par value, none of which is outstanding.

     The proposal is intended to increase the Company's financial flexibility by increasing the number of shares of Common Stock that can be issued without the delay and expense incident to further stockholder approval. The Board of Directors believes that the increase in shares will provide the Company greater flexibility in the consideration of future acquisitions, stock dividends or stock splits, sales of Common Stock or convertible securities to enhance capital or liquidity, and other corporate purposes. The Company has no immediate plans or commitments for the issuance of additional shares, but believes that having such shares available for future issuances will allow the Company to act promptly as needs or opportunities arise.

     If the amendment is approved, the additional shares could be issued by the Board of Directors without further stockholder approval, except as may be required by applicable law or under the rules of any stock exchange on which the Company's shares are listed. Should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preemptive rights to subscribe for or purchase such additional shares. The issuance of the additional shares could reduce the percentage ownership of stockholders of the Company and could have the effect of diluting earnings per share and book value of existing shares of Common Stock.

     The Board of Directors has not proposed the amendment with the intention that the additional shares be used to discourage third parties from attempting to effect a change in control of the Company, although it is possible that the additional authorized shares could be used for that purpose in the future. Consequently, under rules adopted by the Securities and Exchange Commission, the Company is required to provide certain disclosure of charter, bylaw, and similar provisions that could have an anti-takeover effect. These include the following:
(i) the Company has a classified Board with Directors serving three-year terms;
(ii) charter provisions giving incumbent Directors sole power to fill vacancies, requiring advance written notice by stockholders wishing to propose nominees, prohibiting stockholder action by written consent and limiting who may call special meetings of stockholders; (iii) supermajority voting requirements to approve certain business combinations unless certain "fair price" criteria are satisfied, and to amend certain provisions in the Certificate of Incorporation and Bylaws; (iv) Board authority to issue up to 1,000,000 shares of preferred stock; (v) plans that provide for the accelerated vesting of options, restricted stock and other benefits in the event of a change in control; and (vi) the Rights Agreement dated as of December 6, 1995, between the Company and The Bank of New York. The Board is not aware of any specific effort to accumulate the Company's securities or to cause a change in control of the Company.

     The approval of the amendment to Article Fourth of the Certificate of Incorporation requires the affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock. Abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT.

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to audit the Company's financial statements for the year 1998, and believes it appropriate to submit its choice for ratification by stockholders.


     Coopers & Lybrand has acted as the Company's independent certified public accounting firm for over 37 years. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company as well as for MascoTech. Representatives of Coopers & Lybrand are expected to be present at the meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.


     The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of auditors. If the selection is not ratified, the Board will consider selecting another public accounting firm as the independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) forms they file.


     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 are required for those persons, the Company believes that its Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year, except that a report of David
A. Doran, Vice President -- Taxes, covering the sale of 2,070 shares of Company common stock was filed after the due date.


                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company at its address stated above by December 29, 1998, to be considered for inclusion in the Company's Proxy Statement and Proxy relating to such meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                                          EUGENE A. GARGARO, JR.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

Taylor, Michigan
April 28, 1998

                               MASCO CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                        AT MASCO CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180

                                     [MAP]

FROM DOWNTOWN DETROIT (EAST)
- Take I-94 west to the Pelham Road exit.
- Turn right onto Pelham Road and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate office.

FROM METRO AIRPORT (WEST)
- Take I-94 east to Pelham/Southfield Road exit.
- Turn left onto Pelham and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate office. FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
- Stay on the service drive and proceed to Van Born Road.
- Bear right onto Van Born Road and travel to the corporate office.

FROM TOLEDO (SOUTH)
- Take I-75 north to the Telegraph Road north exit.
- Proceed on Telegraph Road north to Van Born Road.
- Turn right on Van Born Road and proceed to the corporate office.


[             ]

(1) Election of Directors          FOR all nominees   [ ]          WITHHOLD AUTHORITY to vote  [ ]       EXCEPTIONS [ ]
                                   listed below                    for all nominees listed below

Class I Directors to hold office until the Annual Meeting of Stockholders in 2001 or until their respective successors are elected and qualified.
NOMINEES: WAYNE B. LYON, ARMAN SIMONE AND PETER W. STROH
Class II Director to hold office until the Annual Meeting in 1999 or until his successor is elected and qualified.
NOMINEE: RAYMOND F. KENNEDY
Class III Director to hold office until the Annual Meeting in 2000 or until his successor is elected and qualified.
NOMINEE: THOMAS G. DENOMME
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT
NOMINEE'S NAME.)


(2) Proposal to approve the amendment                         (3)  Ratification of the selection of
    to Article Fourth of the Company's                             Coopers & Lybrand L.L.P. as
    Certificate of Incorporation.                                  independent auditors for the
                                                                   Company for the year 1998.


FOR [ ]    AGAINST [ ]   ABSTAIN [ ]                               FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

                                                                                          Change of Address or
                                                                                          Comments Mark Here     [ ]
(4) In their discretion upon such other
    business as may properly come before
    the meeting.

The shares represented by this Proxy will be voted in accordance with the specifications above. IF SPECIFICATIONS ARE NOT MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES,
FOR THE PROPOSAL AND FOR RATIFICATION.

                                                                                        Please sign exactly as name appears at left.
                                                                                        Executors, administrators, trustees, et al.
                                                                                        should so indicate when signing. If the
                                                                                        signature is for a corporation, please
                                                                                        sign the full corporate name by an
                                                                                        authorized officer.  If the signature
                                                                                        is for a partnership, please sign
                                                                                        the full partnership name by an authorized
                                                                                        person. If shares are registered in more
                                                                                        than one name, all holders must sign.

                                                                                        Dated: ____________________________, 1998

                                                                                        _____________________________________ (L.S.)
                                                                                        Signature

                                                                                        _____________________________________ (L.S.)
                                                                                        Signature

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.      VOTES MUST BE INDICATED
                                                                                        (X) IN BLACK OR BLUE INK. [X]
----------------------------------------------------------------------------------------------------------------------------------

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1998
                               MASCO CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 20, 1998, at 10:00 a.m. Eastern daylight time and at any adjournment thereof.

        The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                    (Continued and to be signed and dated on the reverse side.)



                                                MASCO CORPORATION
                                                P.O. BOX 11261
                                                NEW YORK, N.Y. 10203-0261